Exhibit 10.21

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the "Agreement") is made by and between NewCardio, Inc., a Delaware corporation (the "Company") and Samuel E. George, M.D. (“SG”) as of October 1, 2006 (the “Effective Date”).

WHEREAS, SG served as a consultant to the Company from approximately September 24, 2004 to approximately August 22, 2005, and as Vice President and Chief Medical Officer of the Company from approximately August 22, 2005 to approximately August 22, 2006 and as a member of the Board of Directors of the Company from approximately August 15, 2005 to approximately June 15, 2006;

WHEREAS, the Company has been trying to raise additional capital to fund its operations so that it is able to hire full time employees, which may include SG;

WHEREAS, the Company has not yet been able to secure such funding;

WHEREAS, SG and the Company are mutually desirous of working together notwithstanding the Company’s current financial condition; and

WHEREAS, the parties hereto desire to set out the terms for SG’s ongoing involvement with the Company and settle all existing matters.

NOW THEREFORE, in consideration for the promises made herein, the parties hereto agree as follows:

1. Consideration.

(a) Accelerated Vesting of Options.

 (i) SG was previously granted options to purchase 100,000 and 150,000 shares of the Company’s Common Stock at exercise prices of $0.001 and $0.01 per share, respectively.  On the Effective Date, each of the aforementioned options shall be fully vested.

 (ii) SG was granted an option to purchase 350,000 shares of the Company’s Common Stock, vesting monthly over 48 months, on August 22, 2005 (the “2005 Option”).  As of a meeting between the Parties on August 25, 2006, 87,500 shares subject to the 2005 Option have vested, and 262,500 shares subject to the 2005 Option are unvested.  Upon the Effective Date, the 2005 Option shall be amended such that SG shall be permitted to purchase 137,500 shares of the Company’s Common Stock, such 137,500 shall be considered fully vested, and no additional shares shall be subject to purchase under the 2005 Option.

(b) Cash Compensation.  Subject to the Company having sufficient capital resources if and when it obtains financing from one or more individuals or entities, the Company shall pay to SG a sum of $95,000, which represents amounts the Company originally intended to pay to SG but is not able to at this time.

(c) Reimbursement of Expenses.  Subject to the availability of sufficient capital resources, the Company shall reimburse SG for all reasonable out-of-pocket expenses incurred and approved by the Company provided that such reimbursement amount will be reduced by $5,000, which represents an existing obligation of SG owing to the Company.

(d) The parties hereto agree to enter into the consulting agreement in the form attached hereto as Exhibit A.

2. Release of Claims. For and in consideration of the consideration herein and execution of this Agreement, each party on behalf of himself, itself or assigns, hereby fully and forever releases the other party and its officers, directors, employees, agents, shareholders, administrators, affiliates, divisions, subsidiaries, successor corporations, and assigns, if any, from any and all claims, duties, obligations, or causes of action relating to SG’s prior services provided to the Company, as an officer and director of the Company, whether presently known or unknown, suspected or unsuspected, that either party may possess arising from any omissions, acts, or facts that have occurred up to and including the date of this release, including without limitation the following:

(a) any and all claims relating to amounts owed, or promised to be paid, to SG for bonuses, reimbursement of expenses, or otherwise;

(b) any and all claims relating to, or arising from, SG’s right or option to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by SG as a result of this Agreement; and

(h) any and all claims for attorney fees and costs.

The Company and SG agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.

3. Civil Code Section 1542. Each party represents that he or it is not aware of any claim by him or it other than the claims that are released by this Agreement.  Each party acknowledges that he or it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.

Each party, being aware of said code section, agrees to expressly waive any rights he or it may have thereunder, as well as under any other statute or common law principles of similar force or effect.

4. No Pending or Future Lawsuits. Each party represents and warrants that there are no lawsuits, claims, or actions pending in any collective or class action, or on behalf of any other person or entity, against the other party.  Each party also represents and warrants that there is no intent to bring any claims on behalf of any other person or entity against the other party relating to any acts, events, or transactions occurring before the Effective Date.

5. No Admission of Liability. Each party understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by either party, either previously or in connection with this Agreement, shall be deemed or construed as (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the other party of any fault or liability whatsoever to said party or to any third party.

6. Costs.  The Company and SG shall each bear their own costs, attorneys' fees and other fees incurred in connection with their dispute, in entering into this Agreement and in connection with the matters contained herein.

7. Arbitration.

 (a) Any controversy between the parties hereto involving any claim arising out of or relating to this Agreement shall be finally settled by arbitration in Santa Clara County, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

 (b) THE PARTIES HERETO HAVE READ AND UNDERSTAND THIS SECTION 7, WHICH DISCUSSES ARBITRATION. SG UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EACH PARTY AGREES TO SUBMIT, UNLESS OTHERWISE REQUIRED BY LAW, ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION HEREOF, OR ANY OF THE MATTERS HEREIN TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT AND RELEASE OF ALL CLAIMS.

8. Authority.  The Company and SG represent and warrant that (a) the persons signing this Agreement have the authority to bind the person or entity entering into this Agreement and all who may claim through he, she or it to the terms and conditions of this Agreement; and (b) there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

9. No Representations.  Each party to this Agreement represents that he or it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  No party has relied upon any representations or statements made by any other party hereto which are not specifically set forth in this Agreement.

10. Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payment of any consideration to SG under the terms of this Agreement. SG understands that he is responsible for payment, if any, of local, state and/or federal taxes on any consideration paid hereunder by the Company and any penalties or assessments thereon.

11. Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

12. Successors.  This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by SG and the Company, their respective heirs, executors, administrators, successors and assigns.  In the event the Company is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the assets shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement.

13. Entire Agreement.  This Agreement represents the entire agreement between SG and the Company and supersedes and replaces any and all understandings or agreements, whether written or oral, concerning the subject matter herein.

14. No Oral Modification.  This Agreement may only be modified by a writing signed by the Company and SG.

15. Governing Law.  This Agreement shall be governed by the laws of the State of California, without reference to conflict of law provisions.

16. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and when taken together, shall constitute one and the same instrument.

17. Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without duress or undue influence on the part or behalf of the Company or SG, with the full intent of releasing all claims.  The Company and SG acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or have knowingly declined to have such representation;

(c) They understand the terms and consequences of the Agreement and the release set forth herein; and

(d) They are fully aware of the legal and binding effect of this Agreement.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on October ____, 2006.

NEWCARDIO, INC.

By:	/s/ Branislav Vajdic, Ph.D.
Branislav Vajdic, Ph.D, Chief Executive Officer and Director

/s/ Samuel E. George, M.D.
SAMUEL E. GEORGE, M.D.

EXHIBIT A

Consulting Agreement

[see attached]